Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

FOURTH QUARTER AND YEAR END 2016 RESULTS

TALLAHASSEE, FL., January 26, 2017 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter and year ended December 31, 2016. The Company reported net earnings of $646,000, or $0.33 per basic and $0.32 per diluted share, for the quarter ended December 31, 2016, compared to net earnings of $501,000 or $0.26 per basic and diluted share, for the fourth quarter ended December 31, 2015. For the year ended December 31, 2016, the Company reported net earnings of $2.2 million, or $1.12 per basic and $1.11 per diluted share compared to net earnings of $1.7 million, or $0.88 per basic and $0.87 per diluted share, for the year ended December 31, 2015. The Company also announced today that its Board of Directors has declared an annual cash dividend of $0.07 per share on the Company’s common stock. This dividend is payable on March 7, 2017, to shareholders of record on February 16, 2017.

“The Company hit several important milestones in 2016,” said Sammie D. Dixon, Jr., CEO and President. “We surpassed $300 million in total assets, exceeded $12 million in total revenue, and completed construction of our permanent office in Crawfordville. The Prime Meridian Bank team continues to operate with great momentum.”

“Our loan and deposit growth remain strong. Ongoing commitment to client service by the Bank’s team resulted in additional opportunities for new business,” according to Dixon.

Dixon credits the Bank’s intentional investment in education, training and team-building as a leading reason for the team’s development as strong performers. Dixon also expressed tremendous pride in the team’s commitment to client service and dedication to the Bank’s mission.

2016 Highlights

•	Net income increased 30.3% to $2.2 million from 2015 to 2016, boosted by strong growth in both net interest income and noninterest income.

•	Mortgage banking revenue, which consists of both origination fee income and gains (losses) on the sale of mortgage loans, increased 71.3% to $935,000 in 2016 and continues to represent a growing source of revenue for the Company.

•	Total assets increased 24.5% during 2016 to $303.9 million.

•	Year over year, the Company reported strong growth in both its net loan portfolio and total deposits. Net loans grew 19.1%, or $35.7 million, to $222.8 million, while total deposits grew $57.8 million or 26.6% to $275.3 million.

•	For the year ended December 31, 2016, the Return on Average Assets was 0.81%, the Return on Average Equity was 8.51%, and the net interest margin was 3.74%.

•	During the fourth quarter of 2016, the Company completed the construction of its permanent branch building in Crawfordville, FL. Since entering this market in September, 2015, this location has collected nearly $30 million in deposits as of December 31, 2016.

Earnings Summary

Interest Income

For the quarter ended December 31, 2016, interest income improved to $2.9 million, compared to $2.5 million for the same period a year ago. The $402,000, or 16.3%, increase was driven by higher loan balances as the Company reported average loans of $226.8 million for the three months ended December 31, 2016 compared to $184.2 million for the three months ended December 31, 2015.

For the year ended December 31, 2016, interest income increased 16.0% to $10.8 million compared to $9.3 million for the prior year. The increase in interest income for the year was also driven by higher average loan balances as the Company reported average loans of $211.7 million for the year ended December 31, 2016 compared to $170.1 million for the year ended December 31, 2015.

Interest Expense

Compared to the same periods a year ago, interest expense increased 20.3%, or $39,000, for the quarter ended December 31, 2016, and 15.8%, or $113,000, for the year ended December 31, 2016. The increases were due to higher average balances of interest-bearing deposits which increased 22.3% to $203.5 million for the quarter ended December 31, 2016 and 22.9% to $188.7 million for the year ended December 31, 2016.

Provision for Loan Losses

The provision for loan losses was $12,000 for the quarter and $424,000 for the year ended December 31, 2016, representing a decrease of $88,000 and $9,000, respectively, as compared to the same periods in 2015. Comparing the fourth quarter of 2015 to the fourth quarter of 2016, the decrease in the provision is primarily attributed to slower loan volume growth in the fourth quarter of 2016. The significant decrease year over year is primarily attributable to adjustments in how the Company uses its historical loss factors in calculating the appropriate level of the allowance for loan losses.

Net Interest Margin

The net interest margin was 3.68% for the quarter and 3.74% for the year ended December 31, 2016, compared to 3.80% and 3.87% for the same periods in 2015. The decrease in net interest margin in 2016 can be attributed to lower average yields on loans and securities, causing the yield on total interest-earning assets to decline 12 basis points for the quarter to 4.00% and to decline 14 basis points for the year to 4.05%. Despite lower net interest margins for both the quarter and the year ended December 31, 2016, net interest income increased 16.0% to $2.6 million for the quarter and 16.0% to $9.9 million for the year, due to a higher volume of interest-earning assets.

Noninterest Income

For the quarter and year ended December 31, 2016, noninterest income increased $130,000, or 37.8%, and $560,000, or 52.3%, respectively, from the same periods a year ago. The increases were due primarily to increases in service charges and fees on deposit accounts and mortgage banking revenue

Noninterest Expense

Noninterest expense increased 14.2%, or $261,000, for the quarter and 15.8%, or $1.1 million, for the year ended December 31, 2016, compared to the same periods a year ago. In both periods, more than half of the overall increase can be attributed to higher salaries and employee benefits. The Bank has continued to add additional personnel as it positions itself for organic growth and possible expansionary activities. Full-time equivalent employees increased from 56 at December 31, 2015 to 64 at December 31, 2016. For both the quarter and the year ended December 31, 2016, increases in occupancy and equipment expense and software maintenance expense also contributed to the increase in total noninterest expense and are primarily related to additional personnel and the Company’s new Crawfordville office.

Balance Sheet

As of December 31, 2016, the Company had grown to $303.9 million in total assets, $275.3 million in deposits, and $222.8 million in portfolio net loans. This compares to $244.0 million in total assets, $217.6 million in deposits, and $187.1 million in portfolio net loans as of December 31, 2015.

Loan growth was strong in 2016 across all sectors. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class (unaudited)

(Dollars in thousands )

	December 31,		December 31,
	2016		2015
	Amount	% of Total	Amount	% of Total
Commercial real estate	$65,805	29.2%	$57,847	30.6%
Residential real estate and home equity	$88,883	39.4%	$69,817	36.9%
Construction	$19,991	8.9%	$17,493	9.2%
Commercial	$46,340	20.6%	$40,229	21.3%
Consumer	$4,275	1.9%	$3,877	2.0%

Total Loans	$225,294	100.0%	$189,263	100.0%

Net deferred loan costs	$350		$286
Allowance for loan losses	$(2,876)		$(2,473)

Loans, net	$222,768		$187,076

Total stockholder’s equity was $27.1 million, or 8.9% of total assets at December 31, 2016, compared to $24.9 million, or 10.2% of total assets, at December 31, 2015. Book value per share increased from $12.62 at December 31, 2015 to $13.51 at December 31, 2016, with 2,004,707 common shares outstanding. Equity capital increased in 2016 due primarily to retained earnings and proceeds from the exercise of stock options, partially offset by an unrealized loss on the value of securities available for sale. As of December 31, 2016, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 8.73%, a 11.70% Common Equity Tier 1 Risk-Based Capital Ratio, a 11.70% Tier 1 Risk-Based Capital Ratio, and a 12.95% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $811,000 were deemed to be impaired under the Bank’s policy at December 31, 2016, while loans totaling $144,000 were deemed to be impaired under the Bank’s policy at December 31, 2015. At December 31, 2016, the Bank had four non-accruing loans in the aggregate amount of $811,000 compared to two non-accruing loans totaling $137,000 at December 31, 2015. Net charge-offs totaled $21,000 for the year ended December 31, 2016, compared to $58,000 for the year ended December 31, 2015.

Management believes that the allowance for loan losses which was $2.9 million, or 1.3% of gross loans, at December 31, 2016 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of December 31, 2016, the consolidated Company had 64 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015

Interest income:
Loans	$2,662	2,233	9,956	8,359
Securities	162	216	700	883
Other	43	16	117	47

Total interest income	2,867	2,465	10,773	9,289

Interest Expense:
Deposits	231	190	829	697
Other borrowings	—	2	1	20

Total interest expense	231	192	830	717

Net interest income	2,636	2,273	9,943	8,572
Provision for loan losses	12	100	424	433

Net interest income after provision for loan losses	2,624	2,173	9,519	8,139

Noninterest income:
Service charges and fees on deposit accounts	76	42	250	152
Mortgage banking revenue	298	139	935	546
Income from bank-owned life insurance	12	12	49	49
Gain on sale of securities available for sale	—	53	102	95
Other income	88	98	294	228

Total noninterest income	474	344	1,630	1,070

Noninterest expense:
Salaries and employee benefits	1,125	952	4,131	3,523
Occupancy and equipment	283	220	907	799
Professional fees	61	69	346	375
Advertising	126	122	487	425
FDIC / State Assessment	50	31	152	114
Software Maintenance, amortization and other	126	99	501	413
Other	325	342	1,188	1,012

Total noninterest expense	2,096	1,835	7,712	6,661

Earnings before income taxes	1,002	682	3,437	2,548
Income taxes	356	181	1,217	844

Net earnings	646	501	2,220	1,704

Basic earnings per share	$0.33	0.26	1.12	0.88

Diluted earnings per share	$0.32	0.26	1.11	0.87

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	December 31, 2016	December 31, 2015

Assets
Cash & cash equivalents	$36,165	8,429
Securities available for sale	33,103	38,063
Loans, held for sale	3,291	2,722
Loans, net	222,768	187,076
Federal Home Loan Bank stock	220	189
Premises & equipment, net	4,929	4,222
Deferred tax asset	533	368
Accrued interest receivable	798	692
Bank-owned life insurance	1,711	1,662
Other assets	423	621

Total Assets	$303,941	244,044

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	61,856	50,158
Savings, NOW and money-market deposits	192,768	144,801
Time deposits	20,723	22,614

Total Deposits	275,347	217,573
Official checks	632	744
Other liabilities	880	794

Total Liabilities	276,859	219,111

Total Stockholders’ Equity	27,082	24,933

Total Liabilities and Stockholders’ Equity	$303,941	244,044

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

	At or for the Quarter Ended		At or for the Year Ended December 31,
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2014

Per Share Data:
Earnings per share - Basic	$0.33	$0.26	$1.12	$0.88	$0.59
Earnings per share - Diluted	$0.32	$0.26	$1.11	$0.87	$0.58
Book value per share	$13.51	$12.62	$13.51	$12.62	$11.78

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.87%	0.81%	0.81%	0.74%	0.48%
Return on average equity(1)	9.62%	8.18%	8.51%	7.15%	5.21%
Average yield on earning assets	4.00%	4.12%	4.05%	4.19%	4.02%
Net interest margin	3.68%	3.80%	3.74%	3.87%	3.70%
Efficiency ratio(2)	67.40%	70.12%	66.64%	69.08%	72.24%

Asset Quality Data:

Nonaccrual loans	$811	$137	$811	$137	$171
Total non-performing assets	$811	$137	$811	$137	$171
Non-peforming assets/ total assets	0.27%	0.06%	0.27%	0.06%	0.08%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	8.73%	9.48%	8.73%	9.48%	9.52%
Common Equity Tier I Capital Ratio	11.70%	12.79%	11.70%	12.79%	12.84%
Tier I Risk Based Capital Ratio	11.70%	12.79%	11.70%	12.79%	12.84%
Total Capital Ratio	12.95%	14.05%	12.95%	14.05%	14.09%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer (850) 907-2301 Prime Meridian Holding Company Website: www.primemeridianbank.com